WAIVER AGREEMENT

THIS WAIVER AGREEMENT dated as of October 9, 2013, by and among Novelos Therapeutics, Inc., a Delaware corporation (the “Company”) and Renova Assets Ltd., a company incorporated and registered under the laws of the Bahamas (“Renova”).

WHEREAS

A.    On November 1, 2012 the Company and Renova Industries Ltd. entered into a securities purchase agreement (the “Securities Purchase Agreement”). Terms defined in the Securities Purchase Agreement shall have the same meaning in this Waiver Agreement.

B.     On 5 July 2013 Renova Industries Ltd. contributed all of its rights under the Securities Purchase Agreement (including the rights to securities arising out of the Securities Purchase Agreement) to Renova.

RECITALS

A. Pursuant to the Securities Purchase Agreement, the Company sold certain shares of its common stock, par value $0.00001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock, and as partial consideration therefor, the Company agreed to use the proceeds thereof (the “Proceeds”) to fund activities associated with establishing the capacity to manufacture the Company’s clinical-stage compound I-124-CLR1404 (“LIGHT”) in the Company’s facility in Madison, WI, subject to certain terms and conditions; and

B. Subsequently, the Company has determined to utilize a manufacturing facility owned and operated by a third party rather than establish a facility owned by the Company and the Company and Renova now desire to eliminate the restrictions on use of funds contained in the Securities Purchase Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the execution and delivery of this Waiver Agreement and the mutual promises and undertakings contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Renova agree as follows:

1. Waiver. Renova hereby irrevocably waives all obligations of the Company with respect to the use of proceeds received by the Company under the Securities Purchase Agreement.

2. Use of Proceeds. Subject to the requirements of applicable law, the Company agrees to use the Proceeds to fund the development of LIGHT in such manner as the Company shall determine in its sole and reasonable discretion. The Company represents and warrants that to the best of its knowledge that as of the date of this Waiver Agreement, there are no restrictions imposed by applicable law that prohibit its ability to develop LIGHT as planned (“Development Restrictions”). If, prior to the earlier of the Proceeds being fully spent or December 31, 2014, the Company becomes aware of Development Restrictions, the Company agrees to promptly notify the Renova Observers (defined below) of the Development Restrictions and keep the Renova Observers reasonably informed on the use of the remaining Proceeds.

3. Board Observer. The Company shall:

A.	invite two representatives designated by Renova (each a “Renova Observer”), and who are reasonably acceptable to the Company, to attend all meetings of the Company’s Board of Directors in a nonvoting observer capacity; and
B.	give the Renova Observers copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that
a.	the Company reserves the right to exclude the Renova Observers from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons; and
b.	any such designees, as a condition of each such designee becoming a Renova Observer, shall each enter into a confidentiality and non-disclosure agreement in form and substance reasonably acceptable to the Company, which agreement shall provide for, among other things, usual and customary confidentiality and non-disclosure obligations in respect of any information obtained in such person’s capacity as a Renova Observer and that such person shall treat all such information, and shall act in all other respects, in a fiduciary manner.

The foregoing observer right shall terminate upon the earlier to occur of a Business Combination (as defined in the Securities Purchase Agreement) and December 31, 2014. The initial designees of Renova to be the Renova Observers are Maxim Mayorets and Sergei Petukhov, who are both acceptable to the Company. Renova may terminate the designation of either of the Renova Observers at any time upon written notice delivered to the respective individual and to the Company and may designate a replacement Renova Observer, subject to the qualifications set forth in this paragraph 3.

4. Payment. Promptly upon execution of this Waiver Agreement (but in any event within 10 Business Days), the Company shall make a one-time payment to Renova (to the account indicated by Renova) in the amount of $40,000 (in immediately available funds) as reimbursement for the administrative and other costs incurred by Renova in connection with this Waiver Agreement.

5. Miscellaneous. The provisions of paragraph 9.2 (Counterparts; Faxes) through paragraph 9.10 (Governing Law; Consent to Jurisdiction), inclusively, of the Securities Purchase Agreement shall apply to this Waiver Agreement as if set out in full in this Waiver Agreement but as if references into those clauses to “this Agreement” were references to “this Waiver Agreement”. Except as expressly modified hereby, the Securities Purchase Agreement shall remain in full force and effect.

[Signature Page Follows]

Signature Page

IN WITNESS WHEREOF, each of the undersigned has caused a duly authorized officer thereof to execute this Waiver Agreement on behalf of such undersigned party.

NOVELOS THERAPEUTICS, INC.

By: /s/ Joanne M. Protano
Name: Joanne M. Protano
Title: Vice President Finance, Chief Financial Officer and Treasurer

RENOVA ASSETS LTD.

By: /s/ Olivier Chaponnier
Name: Olivier Chaponnier
Title: Director